Exhibit 10.4.4

InMed Pharmaceuticals, Inc. 340-200 Granville St. Vancouver, BC V6C 1S4 Canada

3 July 2019

Dear Eric Hsu,

On behalf of InMed’s Board of Directors, I am pleased to inform you of the following compensation related items:

1.	Salary Increase

Based on several criteria, including the Company’s overall financial position as well as your performance in your current role, your annual base salary will be increased 3% to $298,700, effective July 1, 2019. The salary will continue to be paid semi-monthly, in arrears, and less any statutory deductions.

2.	Annual Bonus for FY2018-19

Based on overall corporate achievement of key goals as well as your individual contributions, you will receive a one-time bonus of $59,508, as calculated below. This will be paid in the 15 July 2019 payroll period, less statutory deductions.

Note that the payout of any such future bonuses will be subject to achievements of corporate and personal goals, as defined by the Executive Team and subject to the financial position of the Company, as determined at the sole discretion of the Board of Directors.

Thank you once again for your past and continued contributions to InMed!

Best Regards,

Eric A. Adams

CEO + President

Employee	Goals (x75)	Personal (x/25)	Total	%	Salary 2018-19	Bonus Target	Total Bonus
Eric Hsu	62	23.5	85.5/100	85.5%	$232,000	30%	$59,508